Exhibit 99.2

News Release

Babcock & Wilcox Enterprises Announces Pricing of $155 Million
Offerings of Senior Notes Due 2026

Includes B. Riley Financial exchanging a portion of its existing Tranche A term loan for

$35 million of senior notes

(AKRON, Ohio – February 10, 2021) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced that on February 10, 2021 it priced an underwritten public offering of $120 million aggregate principal amount of 8.125% senior notes due 2026. B&W has granted the underwriters a 30-day option to purchase up to an additional $5 million aggregate principal amount of senior notes in connection with the offering. The offering is expected to close on February 12, 2021, subject to customary closing conditions.

B&W and the senior notes both received a rating of BB+ from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. The Company has applied to list the notes on NYSE under the symbol “BWSN” and expects the notes to begin trading within 30 business days of the closing date of this offering, if approved.

In addition to the public offering, B. Riley Financial, Inc. is exchanging $35 million of its existing Tranche A term loan for $35 million principal amount of senior notes in a concurrent private offering. Following the completion of the offerings, the interest rate on the remaining Tranche A term loan balance will be reduced to an interest rate of 6.625%, compared to its current rate of 12%.

The Company expects to use the net proceeds of this offering to support clean energy growth initiatives, substantially pay down its revolving credit facility and permanently reduce the facility size by 75% of the senior note value exclusive of the value of the B. Riley Financial term loan exchange.

B. Riley Securities, Inc. is acting as lead book-running manager for the offering. D.A. Davidson & Co., Janney Montgomery Scott LLC, Ladenburg Thalmann & Co. Inc., and National Securities Corporation are acting as joint book-running managers for the offering. Aegis Capital Corp., Boenning & Scattergood, Inc., Huntington Securities, Inc. and Kingswood Capital Markets, division of Benchmark Investments, Inc. are acting as co-managers for the offering.

The senior notes will be offered under the Company's shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission ("SEC") on February 13, 2020. The offering will be made only by means of a prospectus supplement and accompanying base prospectus, which will be filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying base prospectus for the offering may be obtained on the SEC's website at www.sec.gov, or by contacting B. Riley Securities by telephone at (703) 312-9580, or by email at prospectuses@brileyfin.com. The final terms of the proposed offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the Company's public offering of senior notes, the intent of a lender to convert $35 million of its existing term loan to senior notes, the revolving credit facility to be permanently reduced by 75% of the senior note value, and the interest on remaining Tranche A term loan to be significantly reduced. Factors that could cause such actual results to differ materially from those contemplated or implied by such forward-looking statements include, without limitation, the risks associated with the unpredictable and ongoing impact of the COVID-19 pandemic and other risks described from time to time in the Company's periodic filings with the SEC, including, without limitation, the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (as applicable). These factors should be considered carefully, and B&W Enterprises cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About Babcock & Wilcox Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets.

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Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com